Exhibit 10

FIRST AMENDMENT TO THE
AAR CORP. 2013 STOCK BENEFIT PLAN

WHEREAS, AAR CORP. (the “Company”) maintains the AAR CORP. 2013 Stock Benefit Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan and now deems it appropriate to do so.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of July 11, 2016:

1.                                      The first sentence of Subsection 3.3(b) is amended to add “working capital turns” to the following list of performance criteria, to read as follows:

(b)                                 Performance goals may be based on one or more business criteria, including, but not limited to: earnings, earnings per share or earnings per share growth; earnings before interest and taxes, or earnings before interest, taxes, depreciation and/or amortization; Share price; total stockholder return, return on assets; net asset turnover; inventory turnover; return on capital or return on invested capital; return on equity; cash flow; net or pre-tax income; profit margin; working capital turns; market share; expense management; revenue; revenue growth; stockholder equity; leverage ratio; investment rating; and debt coverage.

2.                                      Subsection 4.1(a) of the Plan is amended to read as follows:

(a)                                 The total number of Shares that may be available for Awards under the Plan, including without limitation the total number of Shares that may be subject to ISOs under the Plan, from and after October 9, 2013, shall be 5,350,000 Shares (2,500,000 Shares prior to October 11, 2016 and an additional 2,850,000 Shares from and after October 11, 2016), adjusted in accordance with the provisions of Section 4.3 hereof.  The Shares so issued may be Shares held in the treasury or Shares that are authorized but unissued, as elected by the Committee.

3.                                      Subsection 4.1(c) of the Plan is amended by adding a new final sentence to read as follows:

(c)                                  Any Shares purchased by the Company with proceeds from an Option exercise shall not again be available for issuance pursuant to subsequent Awards, shall count against the aggregate number of Shares that may be issued under the Plan and shall not increase the number of Shares available under the Plan.

4.                                      Section 4.2 of the Plan is amended by adding a new subsection 4.2(c) to read as follows:

(c)                                  The Fair Market Value of Shares that may be subject to Awards granted to any Non-Employee Director in any calendar year, together with the cash compensation paid to such Non-Employee Director in such calendar year, shall not exceed $500,000.

5.                                      The third sentence of Section 5 of the Plan is amended to read as follows:

An Award Agreement shall contain a vesting schedule as determined in the sole discretion of the Compensation Committee; provided that Options and SARs shall not become exercisable until at least one year following the date of grant, and the restrictions on Stock Awards and Stock Units shall not lapse for at least one year following the date of grant; and provided further that notwithstanding the foregoing, no minimum vesting schedule shall apply to Awards that result in the issuance of up to an aggregate of 5% of the Shares reserved for issuance under Section 4 (285,000 Shares).  An Award Agreement may, in the sole discretion of the Compensation Committee, contain a non-competition agreement, a confidentiality provision, provisions for forfeiture and such restrictions, conditions and other terms as the Committee shall determine in its sole discretion.

6.                                      Subsection 7.2(c) of the Plan is amended to read as follows:

(c)                                  Subject to the restrictions set forth herein and in the related Stock Award Agreement, upon grant of a Stock Award to a Participant, the Participant shall be a stockholder with respect to all the Shares subject to such Stock Award and shall have all the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions paid with respect to such Shares.  The Company shall issue the number of Shares granted under a Stock Award on an uncertificated basis, with the Participant’s ownership of such Shares evidenced by book entry in the records of the Company’s transfer agent.  Following the lapse of all restrictions on the Stock Award, upon the Participant’s request, the Company shall issue, in the name of the Participant, stock certificates representing the Shares subject to the Stock Award.

IN WITNESS WHEREOF, this First Amendment has been executed as of the 12th day of October, 2016.

AAR CORP.

By:	/s/ ROBERT J. REGAN
Robert J. Regan
Vice President, General Counsel and Secretary